                                 EXHIBIT 99.1
                                 ------------

           USWeb/CKS Completes Acquisition of Mitchell Madison Group Accelerates company's ability to help clients transform their businesses in the new economy; client relationships expected to grow

SAN FRANCISCO--September 7, 1999--USWeb/CKS (Nasdaq: USWB) a leader in Internet professional services, announced today that it has completed the acquisition of the Mitchell Madison Group (MMG), a top-tier strategy consulting firm focused on business-to-business commerce.

     "We have moved at record speed to complete the acquisition of MMG," said Robert Shaw, CEO of USWeb/CKS. "Our goal was to close the acquisition quickly so we could maintain our focus on clients and our people. Now, as one firm, we have unsurpassed Internet insight, depth of experience and scale that delivers time-to-value to clients."

     Effective with the closing of the acquisition, Tom Steiner has become president and COO of USWeb/CKS and joined the board of directors. He is responsible for field operations and practice development. Robert Shaw remains CEO, responsible for overall company and executive leadership, corporate strategy and development as well as business development -- with a focus on growth, momentum and scale. Toby Corey, co-founder of USWeb/CKS, will share his time between Intend Change and USWeb/CKS, providing strategic counsel to USWeb/CKS and specific accounts.

     "The most aggressive companies today realize that e-commerce and supply chain optimization are not the end game. They are turning to USWeb/CKS to completely reinvent themselves, and their markets," said Steiner. "We are helping clients to change the rules, drive new efficiencies, build new competitive advantages and make bold moves to fundamentally restructure their business and the markets in which they operate. We call this transformation."

     MMG was founded in 1994 by 30 alumni of McKinsey & Company and rapidly established a premier reputation, working with some of the largest financial institutions, telecommunications companies and technology leaders in the world. The blue chip client relationships MMG brings to USWeb/CKS include seven of the top ten commercial banks, seven of the top ten telecommunications companies, six of the top ten investment banks and securities firms and five of the top ten leading European industrial companies. The acquisition of MMG adds 550 strategy consultants in ten locations around the world.

     MMG's deep competencies complement USWeb/CKS's expertise and provide a solid foundation for working in the digital economy, especially in business-to-business markets. These competencies include global payment systems and e-commerce, sourcing and supply chain transformation, electronic trading networks and settlement systems, and risk management.

     "The rationale for this acquisition was to meet our clients needs," said Shaw. "Together we have relationships at the highest levels, the CEO, CFO, CIO, CMO and the COO, giving us `roaming rights' in the entire executive suite and allowing us to accelerate the way we deliver value to our clients."

     "Our clients will benefit from the combined capabilities of USWeb/CKS and MMG," added Steiner. "USWeb/CKS is the only Internet consulting firm that can offer `best of breed' expertise and depth of talent in the disciplines of strategy, marketing and technology. We expect client relationships to lengthen and deepen."

     Under the terms of the acquisition, USWeb/CKS will issue approximately 14.4 million shares of USWeb/CKS stock for all of the equity interests of MMG. Of the shares to be issued, 50 percent will be issued at closing and 25 percent will be issued on each of the first and second anniversaries, subject to retention of MMG partners. The company has also established an incentive option program for MMG employees.

About USWeb/CKS

     USWeb/CKS (Nasdaq: USWB) seeks to transform businesses in the digital economy and create sustainable market leadership for its clients. As a leading Internet professional services firm, USWeb/CKS has created a new standard for success in the digital economy--Time-to-Value. Time-to-Value means USWeb/CKS applies its unrivaled insight, experience and scale to deliver breakthrough results quickly. The Company is headquartered in San Francisco, California, with more than 3,800 professionals in over 50 locations worldwide. Additional information about USWeb/CKS is available at www.uswebcks.com or by calling 415/284-7070.

                                      ###

   Press Contact: Geoff Kerr, USWeb/CKS, 415/369-6723 or gkerr@uswebcks.com


This press release contains "forward-looking statements" (as defined under securities law) regarding the anticipated benefits of USWeb/CKS's acquisition of MMG, expansion of client relationships, access to executives, and the potential benefits to be derived. The companies' actual results, including integrating of the two entities, maintaining customer relationships, retaining employees, expanding client relationships, growing the overall business, realizing anticipated synergies, or reaching any expected revenue or earnings objectives, may differ materially and adversely from those discussed in this press release. Factors that may cause such a difference include, without limitation, risks associated with acquisitions, such as difficulties in integrating operations, loss of customer accounts, inability to retain employees, decline in growth rate, challenges or costs involved in combining technologies or services, merger-related costs, adverse fluctuations in stock prices, litigation, and diversion of management attention from other business concerns. The combined entities may not be able to realize the intended benefits of the acquisition. For additional information about factors that could affect the business of USWeb/CKS, see the documents filed with the United States Securities and Exchange Commission, including USWeb/CKS' report on Form 10-Q for the quarter ended June 30, 1999.

   USWeb/CKS and the USWeb/CKS logo are registered trademarks of USWeb Corporation.